Exhibit (d)(2)

FORM OF

TENDER AND STOCKHOLDER SUPPORT AGREEMENT

THIS TENDER AND STOCKHOLDER SUPPORT AGREEMENT, dated as of •, 2005 (the “Agreement”), is by and among Ixtapa, a Bermuda corporation (“Parent”), Ixtapa Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (the “Purchaser”), and • (the “Stockholder”).

RECITALS

WHEREAS, Parent, Purchaser and Normandy, a Delaware corporation (the ”Company”), propose to enter into an Agreement and Plan of Merger, dated as of •, 2005 (as the same may be amended or supplemented from time to time, the “Merger Agreement”), which provides, among other things, that Purchaser will make a cash tender offer (the “Offer”) for all of the outstanding capital stock of the Company and, after expiration of the Offer, will merge with and into the Company (the “Merger”), in each case upon the terms and subject to the conditions in the Merger Agreement (with all capitalized terms used but not defined herein having the meanings set forth in the Merger Agreement);

WHEREAS, the Stockholder owns the number of shares of common stock, par value $0.05 per share, of the Company (the “Common Stock”) set forth and further described on Annex A hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired (whether beneficially or of record) by the Stockholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Stockholder’s obligations under this Agreement, including any shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or options, and the conversion of any convertible securities or otherwise being collectively referred to herein as, the “Subject Shares”); and

WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement and make the Offer, Parent has required that the Stockholder agree and, in order to induce Parent and Purchaser to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, to induce Parent and Purchaser to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Purchaser as of the date hereof as follows:

(a) Organization. To the extent applicable, the Stockholder is a corporation, partnership or limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of the Stockholder’s organization.

(b) Authority. The Stockholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder and consummate the transactions contemplated hereby. To the extent applicable, the execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder (or its board of directors or similar governing body, as applicable), and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(c) The Subject Shares. Except as set forth on Annex A hereto, (i) the Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares set forth on Annex A hereto, free and clear of any and all security interests, liens, claims, pledges, options, rights, charges and other encumbrances; (ii) the Stockholder does not own, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such shares) other than the Subject Shares set forth on Annex A hereto; and (iii) the Stockholder has the sole right to vote, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 3, 4 and 5 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Subject Shares, with no material limitations, qualification or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(d) No Conflicts. (A) Except (i) for the filings required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Securities Act”), (ii) for the filings required under regulations of the Exchange, (iii) for the applicable requirements of state securities, takeover or Blue Sky laws and (iv) as set forth on Annex A hereto, no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby, (B) the execution and delivery of this Agreement by the Stockholder do not, and the consummation by the Stockholder of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or breach or default (with or without notice or lapse of time or both) under, (1) to the extent applicable, any provisions of the organizational documents of the Stockholder, (2) any material provision of any material trust, loan or credit agreement, note, bond, mortgage, indenture, guarantee, lease, license, contract or other agreement to which the Stockholder is a party or by which the Stockholder is bound, or (3) any material franchise, judgment, order, writ, injunction, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or the Stockholder’s property or assets, and (C) the execution and delivery of this Agreement by the Stockholder do not, and the consummation by the Stockholder of the transactions contemplated hereby will not, materially violate any material laws applicable to the Stockholder or result in Parent or Purchaser becoming non-exempt interested stockholders under Section 203 of the DGCL.

2. Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser hereby represents and warrants to the Stockholder as of the date hereof as follows:

(a) Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) Authority. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by them of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of Parent and Purchaser and no other corporate or other action or proceedings on the part of Parent and Purchaser are necessary to authorize the execution and delivery by them of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Purchaser, and constitutes a valid and binding obligation of Parent and Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(c) No Conflicts. Except for (i) the filings required under the Exchange Act and the Securities Act, (ii) the filings required under the rules and regulations of the Exchange, (iii) the applicable requirements of state securities, takeover or Blue Sky laws, and (iv) such notifications, filings, authorizing actions, orders and approvals as may be required under other laws, (A) no material filing with, and no material permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the execution of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby, (B) the execution and delivery of this Agreement by Parent and Purchaser do not, and the consummation by them of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or breach or default (with or without notice or lapse of time or both) under (1) the charter documents of Parent or Purchaser, (2) any provision of any material trust, loan or credit agreement, note, bond, mortgage, indenture, guarantee, lease, license, contract or other agreement to which Parent or Purchaser is a party or by which it is bound, or (3) any material franchise, judgment, order, writ, injunction, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or Purchaser or their respective properties or assets, and

(C) the execution and delivery of this Agreement by Parent and Purchaser do not, and the consummation by them of the transactions contemplated hereby will not, violate any laws applicable to Parent or Purchaser, except in the case of clauses (B)(2), (B)(3) and (C) above, for any such conflicts, violations, breaches or defaults that would not have a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby.

3. Tender of Shares.

(a) The Stockholder agrees (i) to tender              Shares (the “Tender Shares”) into the Offer on or before the initial date of expiration of such Offer, in each case, free and clear of any liens or other encumbrances except as disclosed herein or those arising from this Agreement and (ii) not to withdraw any Tender Shares so tendered so long as there is no (w) decrease in the Offer Price and the Offer Price is payable in cash, (x) decrease in the number of Shares sought to be purchased in the Offer, (y) condition imposed to the Offer other than those set forth in Annex I of the Merger Agreement and (z) amendment to any term of the Offer in any manner adverse to the holders of Shares. The Stockholder acknowledges and agrees that Parent’s and Purchaser’s obligation to accept for payment and pay for the Subject Shares in the Offer is subject to the terms and conditions of the Offer.

(b) The Stockholder will receive the same Offer Price received by other stockholders of the Company in the Offer with respect to Tender Shares or Subject Shares tendered by the Stockholder in the Offer. In the event that, notwithstanding the provisions of the first sentence of Section 3(a), any Tender Shares are for any reason withdrawn from the Offer, such Tender Shares will remain subject to the terms of this Agreement.

(c) The Stockholder agrees to permit Parent and the Company to publish and disclose in the Offer Documents and Schedule 14D-9 and, if approval of the stockholders of the Company is required under applicable law, the Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission (the “SEC”)), the Stockholder’s identity and ownership of Common Stock and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement.

4. Agreement to Vote. The Stockholder agrees that:

(a) At any meeting of stockholders of the Company called to vote upon the Merger Agreement and the transactions contemplated thereby, however called, or at any adjournment or postponement thereof or in connection with any written consent of the holders of Common Stock or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and the transactions contemplated thereby is sought, the Stockholder shall be present (in person or by proxy) and shall vote (or cause to be voted) all Tender Shares then held of record or beneficially owned by the Stockholder in favor of the Merger and the Merger Agreement and the transactions contemplated thereby.

(b) At any meeting of stockholders of the Company, however called, or at any adjournment or postponement thereof or in any other circumstances upon which a vote or other approval is sought from the Company’s stockholders, the Stockholder shall vote (or cause to be voted) all Tender Shares then held of record or beneficially owned by the Stockholder against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, the Offer or the other transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to any of the following which have such an effect: (i) any Acquisition Proposal; (ii) any action that is reasonably likely to result in a breach in any respect of any representation, warranty, covenant or any other obligation or agreement of the Company under the Merger Agreement or result in any of the conditions set forth in Annex I to the Merger Agreement not being fulfilled; (iii) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company and its subsidiaries; (iv) a sale, lease or transfer of a material amount of assets of the Company and its subsidiaries or a reorganization, recapitalization, dissolution, winding up or liquidation of the Company and its subsidiaries; (v) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Parent; (vi) any other material change in the Company’s corporate structure, business, certificate of incorporation or bylaws that is not agreed to by Parent in the exercise of Parent’s discretion; and (vii) any material change in the present capitalization or dividend policy of the Company.

(c) The Stockholder hereby irrevocably grants to, and appoints Richard Pearce and Stephen Barber (the “Proxyholders”), or either of them, in their respective capacities as officers or directors of Parent, and any individual who shall hereafter succeed to any such office or directorship of Parent, and each of them individually, the Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of the Stockholder, to vote the Tender Shares in favor of the Merger, the Merger Agreement and the transactions contemplated thereby, against any Acquisition Proposal and as otherwise required by this Section 4, subject to the limitations contained herein. The Stockholder represents that any proxies heretofore given in respect of the Tender Shares are revocable, and that any such proxies are hereby, or have previously been, revoked. This proxy will terminate upon the termination of this Agreement in accordance with its terms. The Stockholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of the Company and with any Inspector of Elections at any meeting of the stockholders of the Company.

(d) The Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

5. Restriction on Transfer. Other than pursuant to this Agreement, the Stockholder agrees not to (a) sell, transfer, pledge, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer by the Stockholder of, any of the Subject Shares or offer any interest in any Subject Shares to any person other than pursuant to the terms of the Offer, the Merger or this Agreement, (b) to enter into any voting arrangement or understanding, whether by proxy, power of attorney, voting agreement, voting trust or otherwise with respect to the Subject Shares, or (c) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement.

6. No Solicitation of Acquisition Proposals. The Stockholder shall not, and shall not authorize, permit or cause any of its, directors, officers, employees, agents, representatives and advisors (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries or the Stockholder) to, directly or indirectly, (i) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, or (ii) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or otherwise cooperate in any way with, or participate in or assist, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that nothing contained in this Section 6 shall prevent any Stockholder, in his capacity as director or executive officer of the Company, from engaging in any activity permitted pursuant to Section 5.4 of the Merger Agreement. The Stockholder shall promptly communicate to Parent, to the same extent as is required by the Company pursuant to, and subject to the same conditions contained in, the Merger Agreement, the terms, and other information concerning, any proposal, discussion, negotiation or inquiry and the identity of the party making such proposal or inquiry which the Stockholder may receive in respect of any such Acquisition Proposal.

7. Further Assurances. Upon the terms and subject to the conditions hereof and of the Merger Agreement and the Offer, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, each party hereto will, from time to time and without further consideration, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and shall take all such other action as any other party may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, including (a) vesting good title to the Tender Shares in Purchaser upon consummation of the Offer and (b) using its reasonable efforts to obtain all consents and approvals of governmental authorities and parties to contracts as are necessary for the consummation of the transactions contemplated by this Agreement.

8. Termination. All obligations, agreements and waivers hereunder, will terminate and be of no further force and effect on the earlier of: (a) 12 months after the date the Merger Agreement is terminated in accordance with its terms; and (b) the Effective Time; provided, however, that (i) the obligations, agreements and waivers of the Stockholder under this Agreement shall terminate immediately upon termination of the Merger Agreement pursuant Section 7.1.1, 7.1.2, 7.1.3 or 7.1.4 of the Merger Agreement; and (ii) nothing herein shall relieve any party from liability for any breach hereof.

9. Waiver of Appraisal and Dissenter’s Rights. The Stockholder waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that the Stockholder may have with respect to the Stockholder’s Subject Shares.

10. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein or is obligated hereunder in his or her capacity as such director or officer. The Stockholder signs solely in its capacity as the record holder and beneficial owner (as further set forth on Annex A hereto) of the Stockholder’s Subject Shares, and nothing herein shall limit or affect any actions taken by any Stockholder in the Stockholder’s capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement or required by applicable Law.

11. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to the remedy of specific performance of such provisions and to an injunction or injunctions and/or such other equitable relief as may be necessary to prevent breaches of this Agreement.

12. Stop Transfer Order; Legend. The Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such transfer is made in compliance with this Agreement. The Stockholder also authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting and transfer of such shares).

13. Adjustments to Prevent Dilution, Etc. In the event of any change in the number of issued and outstanding shares of Subject Shares or Tender Shares by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the terms “Subject Shares” and “Tender Shares” shall be deemed to refer to and include the Subject Shares or Tender Shares, as applicable, as well as all such stock dividends and distributions and any shares into which or for which any or all of the Subject Shares or Tender Shares, as applicable, may be changed or exchanged. In such event, the amount to be paid per share by Parent pursuant to this Agreement shall be proportionately adjusted.

14. General Provisions.

(a) Amendments. This Agreement may not be modified, altered, supplemented or amended except by an instrument in writing signed by each of the parties hereto.

(b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent or Purchaser in accordance with Section 8.3 of the Merger Agreement and to the Stockholder at the Stockholder’s address set forth in Annex A hereto (or to such other address as any party may have furnished to the other parties in writing in accordance herewith).

(c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

(e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including, without limitation, the documents and instruments referred to herein), (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder; provided that the Company is an intended third-party beneficiary of Section 3(c).

(f) Binding Agreement. This Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon the parties and any person or entity to which legal or beneficial ownership of the Subject Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder’s administrators or successors. Notwithstanding any transfer of Subject Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

(g) Governing Law; Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. All parties to this Agreement hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this

Agreement or any of the transactions contemplated hereby, (iii) irrevocably appoint, to the extent such party is not otherwise subject to service of process in the State of Delaware, the Company’s agent for service of process in the State of Delaware as its agent in the State of Delaware for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum or is subject to a jury trial. A prevailing party in any action or proceeding arising out of or in connection with this Agreement or any of the transactions contemplated hereby shall be entitled to reimbursement of its attorneys’ fees and costs incurred in such action or proceeding by the other party.

(h) Costs and Expenses. Whether or not the Offer or the Merger is consummated, except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

(i) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the Stockholder or Purchaser and Parent, as the case may be, provided that Purchaser or Parent may assign, in its respective sole discretion its rights and obligations hereunder to any direct or indirect subsidiary of Parent.

(j) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

IN WITNESS WHEREOF, Parent, Purchaser and the Stockholder have caused this Agreement to be duly executed as of the date first written above.

PARENT

By:
Name:
Title:

PURCHASER

By:
Name:
Title:

STOCKHOLDER

Name:
Title:

ANNEX A

Stockholder’s Name and Address	Shares of Outstanding Common Stock	Options or Other Rights to Acquire Shares of Common Stock